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                                                                    EXHIBIT 4.26
                                OWNERS' AGREEMENT

THIS AGREEMENT made effective the 1st day of October, 2001.

AMONG:
                  GLAMIOX BETEILIGUNGSVERWALTUNGS GMBH, a body corporate organized under the laws of Austria and having an address at c/o Deloitte & Touche GmbH, Friedrichstrasse 10, A-1010 Vienna, Austria

AND:
                  JURRIAAN J. HOVIS, a businessperson having a residential address at Schoenbrunner Graben 94, 1180 Vienna, Austria

AND:
                  FERDINAND STEINBAUER, a businessperson having a residential address at Augasse 6, 8101 Gratkorn, Austria

AND:
                  GARDA INVESTMENTS CORP., a body corporate organized under the laws of the British Virgin Islands and having an address at c/o 1000 - 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2


WHEREAS:

A. The Capital of Holdco II consists of Euro 35,000 and is currently owned by Holdco I, and the Shareholders of Holdco II as at the date of the completion of the Hovis Reorganization (as such term is defined in the Investment and Restructuring Agreement) will be as follows:

                      NAME                                        OWNED CAPITAL
                      ----                                        -------------
                      Holdco I                                    Euro 33,425

                      JJHovis                                     Euro 1,400

                      Steinbauer                                  Euro 175

B. The parties wish to work closely together with respect to the operations of Holdco II and Hovis; and


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                                       2


C. The Shareholders wish to establish their respective rights and obligations with respect to: (i) the Capital of Holdco II owned and to be owned by each of them; (ii) the management and control of Holdco II and Hovis; and (iii) other matters relating to Holdco II, Hovis and the subsidiaries of Hovis, all as set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto acknowledge, declare, covenant and agree as follows:

                   ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. In this Agreement, and in the recitals, unless something in the subject matter or context is inconsistent therewith, the following capitalized words and terms shall have the following meanings, respectively:

         (a) "ACT OF INSOLVENCY" means, when used in relation to a Shareholder, that without the prior written consent of all of the other Shareholders:

                  (i) the Shareholder becomes bankrupt or, as an insolvent debtor, takes the benefit of any legislation now or hereafter in force for bankrupt or insolvent debtors;

                  (ii) a receiver or other officer with like powers is appointed for the Shareholder for the substantial part of the assets of the Shareholder unless the appointment of such receiver or other officer with like powers is being disputed in good faith by appropriate proceedings and such proceedings effectively postpone enforcement of such appointment; or

                  (iii) a resolution is passed or an order is made or a petition is filed for the cancellation, dissolution, liquidation, revocation or winding-up of a Shareholder, unless such action is being disputed in good faith by appropriate proceedings and such proceedings effectively postpone enforcement of the action, provided that an Act of Insolvency shall be deemed not to have occurred if such Act of Insolvency occurs through the failure of any of the other Shareholders to perform its obligations hereunder;

         (b) "AGREEMENT" means this owners' agreement made effective October 1, 2001 among Holdco II, JJHovis, Steinbauer and Holdco I, including all schedules hereto, as amended from time to time;

         (c) "BOARD" means the managing directors of Holdco II or Hovis, as applicable, as may be appointed from time to time by resolution of the Shareholders (Vorstand, within the meaning of Sections 15-28 of the GmbHG);



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         (d)      "BUSINESS DAY" means any day on which banks are open for
                  business in Vienna, Austria;

         (e) "CAPITAL" means the nominal share capital of Holdco II and, with respect to each Shareholder, means the Capital of such Shareholder in Holdco II;

         (f) "EARN IN PERIOD" means the period during which JJHovis and/or Steinbauer are entitled to the earn in of Capital pursuant to the terms of Schedule "A" to the Investment and Restructuring Agreement. For greater certainty, the Earn In Period shall end, inter alia, upon any event that results in the termination of the entitlement to the earn in of Capital pursuant to the terms of Schedule "A" to the Investment and Restructuring Agreement;

         (g) "FIRMENBUCH" means the commercial register maintained by the court in Vienna;

         (h) "GAAP" means generally accepted accounting principles in the United States consistently applied, that are in effect from time to time;

         (i) "GMBHG" means the Austrian Limited Liability Companies Act, as amended, supplemented or restated from time to time; provided that a reference to a specific section of the GmbHG is made to the section of the GmbHG in effect as of the date of this Agreement;

         (j) "GOVERNMENTAL APPROVAL" means the consent of any Governmental Authority which may be required at any time and from time to time to ensure that the acquisition of the Capital of a Shareholder is not in contravention of any law, regulation or published policy of, or administered by, such Governmental Authority or which may be required in order to ensure that, notwithstanding the purchase of the Capital of a Shareholder, the holding or continued holding by Holdco II of any franchise, licence, permit or other permission or authority required to carry on its business is unaffected;

         (k) "GOVERNMENTAL AUTHORITY" means any legislative, executive, judicial or administrative body, court or person whether federal, state or local and any governmental authority, governmental tribunal or governmental commission of any kind whatsoever having jurisdiction in the relevant circumstances;

         (l)      "HOLDCO I" means Garda Investments Corp.;

         (m)      "HOLDCO II" means Glamiox Beteiligungsverwaltungs GmbH;

         (n) "HOVIS" means Hovis GmbH, a body corporate organized under the laws of Austria;

         (o) "HOVIS GROUP" has the meaning ascribed thereto in the Investment and Restructuring Agreement;


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         (p)      "IMPORTANT REASONS" means any Act of Insolvency, any seizure of Capital if such seizure remains uncured as set forth in
                  Section 7.1(d) of this Agreement, important reasons with respect to any Shareholder (wichtiger Grund in der Person des Gesellschafters) within the meaning of German law and any foreclosure in respect of a Shareholder (Ausschluss aus der Gesellschaft);

         (q) "INFORMATION" means any and all information in respect of Holdco II and Hovis furnished by any of the parties hereto to another, and, where applicable, to its respective directors, officers, employees, agents or representatives in any and all analyses, compilations, data studies or other documents, whether in oral or written form or on computer disks or other forms of electronic storage, prepared by any of the parties hereto or its respective representatives containing or based upon any such information;

         (r) "INVESTMENT AND RESTRUCTURING AGREEMENT" means an investment and restructuring agreement dated for reference October 1, 2001 among Sutton Park International Limited, Holdco I, MFC, Holdco II, Hovis GmbH, JJHovis, Johannes Hovis and Steinbauer whereby, among other things, the Shareholders agreed to subscribe for and purchase Capital of Holdco II on the terms and conditions set out therein;

         (s)      "JJHOVIS" means Jurriaan J. Hovis;

         (t)      "MAJOR SHAREHOLDER" means Holdco I;

         (u) "MANAGING DIRECTOR" means a person appointed as a managing director of Holdco II or Hovis, as applicable, by resolution of the Shareholders;

         (v) "MFC" means MFC Bancorp Ltd., a body corporate organized under the laws of the Yukon Territory in Canada;

         (w) "NOMINEE" means a person nominated for appointment as a managing director of Holdco II or Hovis, as applicable, pursuant to the terms of this Agreement and who, upon nomination, is appointed as a managing director by resolution of the Shareholders;

         (x)      "PERMITTED TRANSFEREE" means, in respect of any Shareholder:

                  (i) a body corporate of which such Shareholder is the sole owner;

                  (ii) a trust of which such Shareholder is the sole beneficiary; or

                  (iii)    any person who is the sole owner of such Shareholder.

         (y) "PERSON" includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body


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                                       5


                  corporate, and a natural person in his capacity as trustee, executor, administrator or other legal representative;

         (z) "PROKURIST" means a person appointed as a Prokurist (within the meaning of Austrian law) of Holdco II or Hovis, as applicable;

         (aa) "RULES OF PROCEDURE" means, for Holdco II, the rules of procedure of Holdco II in substantially the form as set forth in Schedule "A" hereto and, for Hovis and any company in the Hovis Group, rules of procedure in substantially the same form as set forth in Schedule "A" hereto;

         (bb) "SHAREHOLDER" means any person who from time to time owns Capital in Holdco II and is bound by the provisions of this Agreement and the articles of association (Gesellschaftsvertrag) of Holdco II, the Shareholders as at the date of the completion of the Hovis Reorganization (as such term is defined in the Investment and Restructuring Agreement) being Holdco I, JJHovis and Steinbauer;

         (cc)     "STEINBAUER" means Ferdinand Steinbauer; and

         (dd)     "TRIGGERING EVENT" has the meaning ascribed thereto in Section
                  7.1 hereof.


                             ARTICLE 2 - COVENANTS

2.1 VOTING TO GIVE EFFECT TO AGREEMENT. The Shareholders shall exercise all of their voting rights with respect to the Capital and other powers of control available to them in relation to Holdco II, Hovis and the Hovis Group in order to give full effect to this Agreement and ensure that the affairs of Holdco II, Hovis and the Hovis Group are conducted pursuant to the terms hereof.

2.2 ARTICLES OF ASSOCIATION (GESELLSCHAFTSVERTRAG). The articles of association (Gesellschaftsvertrag) of Holdco II, Hovis and/or the Hovis Group, as applicable, shall be amended, as required, to conform to and comply with the terms of this Agreement. The articles of association (Gesellschaftsvertrag) of Holdco II shall, inter alia:

         (a)      provide for the possibility of dividing shares as required by
                  Section 79(1) of the GmbHG;

         (b) contain a provision whereby the Shareholders may make distributions other than pro rata to the respective percentage of the nominal share capital of Holdco II (such latter provision translated into German as: "Die Gesellschafter koennen von ihren Geschaeftsanteilen an der Gesellschaft abweichende Gewinnausschuettungen beschliessen"); and

         (c) provide for the compulsory forfeiture of Capital by a Shareholder upon the occurrence or existence of any Important Reasons with respect to such Shareholder.


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2.3 DISTRIBUTIONS OF FREE CAPITAL RESERVES (UNGEBUNDENE KAPITALRUECKLAGEN). The
parties agree that any future distributions of free capital reserves (ungebundene Kapitalruecklagen) of Holdco II in excess of retained earnings (i.e., profit reserves) of Holdco II up to the aggregate amount of contributions to the free capital reserves (ungebundene Kapitalruecklagen) directly or indirectly (e.g., including grandfather contributions) made by Shareholders, including any distribution of such free capital reserves (ungebundene Kapitalruecklagen) when distributing liquidation proceeds or when making payments in the course of a decrease of the share capital, will be made pro rata to the amounts contributed by the Shareholders or any shareholder thereof to the free capital reserves (ungebundene Kapitalruecklagen) of Holdco II prior to such distributions. The same shall apply in the case of a sale of all of the share capital of Holdco II, in which event the proceeds of the sale, up to the aggregate amount of contributions to the free capital reserves (ungebundene Kapitalruecklagen) directly or indirectly (e.g., including grandfather contributions) made by Shareholders, will be allocated first pro rata to those Shareholders who directly or indirectly (e.g., including grandfather contributions) contributed to the free capital reserves (ungebundene Kapitalruecklagen) of Holdco II. For greater certainty, the transfer of capital of Hovis to Holdco II pursuant to the terms of the Investment and Restructuring Agreement is not considered to be a contribution to the free capital reserves (ungebundene Kapitalruecklagen) within the context of this Section 2.3.

2.4 DISTRIBUTION OF PROCEEDS. In the event of the distribution of capital of Holdco II during the Earn In Period when distributing liquidation proceeds or making payments in the course of a decrease of the share capital with respect to Holdco II, such distribution, after making the distributions of free capital reserves (ungebundene Kapitalruecklagen) pursuant to Section 2.3 hereof, shall be made pro rata to the Capital of Holdco II owned by the Shareholders; provided that, for the purpose of such distribution, JJHovis and Steinbauer shall be deemed to own the percentage of the Capital of Holdco II derived by giving effect to the percentage of the maximum earn in of Capital achieved by JJHovis and Steinbauer pursuant to Sections 2.2 and 2.3 of Schedule "A" to the Investment and Restructuring Agreement calculated by dividing the Consolidated Holdco II Net Worth (as such term is defined in Schedule "A" to the Investment and Restructuring Agreement) on the date of assessment of the proceeds of such distribution by Euro 23,500,000.

2.5 DISTRIBUTION OF SPECIFIC CONTRIBUTION. JJHovis and Steinbauer each hereby acknowledge and agree that the 100% shareholder of Holdco I has contributed or will contribute Euro 7,965,000 to the free capital reserves (ungebundene Kapitalruecklagen) of Holdco II on or before the Closing Date (as such term is defined in the Investment and Restructuring Agreement), which has been or will be allocated to the capital reserve account of Holdco II. JJHovis and Steinbauer each hereby covenant and agree to vote in favour of and entirely for the benefit of Holdco I in respect of all resolutions concerning the distribution of free capital reserves (ungebundene Kapitalruecklagen) amounting to Euro 7,965,000, in excess of retained earnings, to Holdco I, provided such resolutions are not passed prior to the earlier of: (i) the termination of the Target Period (as such term is defined in Schedule"A" to the Investment and Restructuring Agreement); or (ii) any earn in of Capital being effected pursuant to Sections
2.2 and 2.3 of Schedule "A" to the Investment and



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Restructuring Agreement prior to the termination of the Target Period (as such term is defined in Schedule "A" to the Investment and Restructuring Agreement), and each of JJHovis and Steinbauer hereby irrevocably constitutes and appoints Holdco I and any other person appointed by Holdco I as its true and lawful attorney-in-fact and agent for, in the name of and on behalf of each of JJHovis and Steinbauer, to act and vote and otherwise exercise all powers exercisable with respect to any approval of the Shareholders required under this Section 2.5 or take part in or consent to any such Shareholders' action, and when so acting or refraining from acting, neither Holdco I nor any person appointed by Holdco I shall incur any liability or responsibility of any kind whatsoever to JJHovis or Steinbauer. In addition, JJHovis and Steinbauer each hereby jointly and severally covenant and agree to deliver to Holdco I, on or prior to the Closing Date (as such term is defined in the Investment and Restructuring Agreement), a letter substantially in the form as set forth in Schedule "C" hereto. For greater certainty, Holdco I covenants and agrees that, it will not, prior to the earlier of the dates in (i) and (ii) above, and unless otherwise specifically contemplated pursuant to the terms of this Agreement, act or vote to distribute in its favour the Euro 7,965,000 contribution to the free capital reserves (ungebundene Kapitalruecklagen) of Holdco II referred to above.

2.6 EXAMINATION BY SHAREHOLDERS. The Shareholders shall be permitted to examine the books, accounts and other records of Holdco II, Hovis and the Hovis Group during normal business hours and shall be provided at least monthly all relative or substantial information including interim management reports, operating reports, trading reports, financial reports and such other information as they may reasonably require to keep them properly advised about the business and prospects of Holdco II, Hovis and the Hovis Group.

2.7 NOMINEES AND PROKURISTS. Holdco I, JJHovis and Steinbauer each severally covenants and agrees to ensure that its Nominees and its Prokurists shall operate in accordance with and to give effect to the terms of this Agreement, the Rules of Procedure and the articles of association (Gesellschaftsvertrag) of Holdco II, Hovis and the Hovis Group.

2.8 SURVIVAL. The covenants, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and, notwithstanding such execution and delivery and regardless of any investigation made by or on behalf of any party hereto with respect thereto, shall continue in full force and effect for the benefit of each party hereto to which such covenants, representations and warranties were made until the expiry of three years following the termination of this Agreement.

                 ARTICLE 3 - MANAGEMENT OF HOLDCO II AND HOVIS

3.1 ADOPTION OF RULES OF PROCEDURE. The Shareholders covenant to adopt the Rules of Procedure for Holdco II and to cause Hovis and each company in the Hovis Group to adopt Rules of Procedure as soon as practicable following the entering into of this Agreement and all future managing directors and Prokurists shall be bound by the inclusion of a reference to the Rules of Procedure and the articles of association (Gesellschaftsvertrag) of Holdco II, Hovis and the Hovis Group in their appointment and in their service and/or employment contracts.

3.2 BOARD. Subject to the terms of this Agreement, the business and affairs of Holdco II and Hovis shall be managed by their respective managing directors. The Board shall consist of such


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Nominees as certain Shareholders may nominate and as the Shareholders shall appoint from time to time in accordance with the provisions of this Article 3. Other than from time to time as agreed upon by the Shareholders of Holdco II or the Shareholders of Hovis with respect to the day-to-day business of Holdco II and Hovis, respectively, or other than as set forth in this Agreement, the Rules of Procedure or the articles of association (Gesellschaftsvertrag) of Holdco II and/or Hovis, decisions of the Board shall require the unanimous consent of all of the managing directors. In the event the managing directors are not able to reach such unanimous consent, where required, each managing director is entitled to refer a matter to the decision of the Major Shareholder, which decision shall be binding on the managing directors. The non compliance of a managing director with such decision is considered an important reason (wichtiger Grund) for removal as managing director. Regardless of such internal rules, the powers of the managing directors to represent and to legally bind Holdco II and/or Hovis, as applicable, are set forth in Section 3.3 hereof.

3.3 NOMINEES, COMPOSITION OF BOARD AND POWER OF REPRESENTATION (VERTRETUNGSBEFUGNIS). During the Earn In Period, JJHovis and Steinbauer shall each be entitled to nominate and appoint one Nominee to the Board of Holdco II and, directly or indirectly, one Nominee to the Board of Hovis. Holdco I shall, at any time, be entitled to nominate and appoint any number of Nominees to the Board of Holdco II and, directly or indirectly, to the Board of Hovis. The Nominees shall be appointed by way of resolutions of the Shareholders of Holdco II and by resolutions of the shareholder of Hovis, respectively. However, any person to be appointed as a Nominee must be fit and proper and shall not be likely to act contrary to the best interests of Holdco II, Hovis and/or the Hovis Group. In particular with regard to Section 18 of the GmbHG, the parties hereto agree to the following general and specific rules of representation:

         (a) Holdco II and Hovis shall be legally represented by one or more managing directors, or one managing director together with a Prokurist; provided that, in the event more than one managing director of Holdco II and/or Hovis is appointed, a Nominee nominated by JJHovis and/or Steinbauer shall only be entitled to represent Holdco II or Hovis, as applicable, together with a Nominee or a Prokurist nominated by Holdco I and, except as set forth in (b) below, vice versa (i.e., two signatures);

         (b) Notwithstanding the foregoing, any Nominee nominated by Holdco I for the Board of Holdco II or directly or indirectly for the Board of Hovis who is also the President or a Vice-President of MFC, shall be entitled, in principle, to act alone only:
                  (i) in the event that the Board does not comply with decisions, orders and/or instructions of the Shareholders owning a majority of the outstanding Capital and/or resolutions adopted at a meeting of Shareholders; (ii) in the event of urgent matters material for Holdco II and/or Hovis, as applicable, which require immediate attention; or (iii) in the event that neither JJHovis nor Steinbauer has nominated any Nominees to the Board; and

         (c) When appointing Nominees, the afore-mentioned powers shall be registered in the Firmenbuch.


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                                       9


To the extent possible, the rules, procedures and concepts set forth above in this Section 3.3 shall also apply, with any necessary modifications, to the management of each of the companies in the Hovis Group.

3.4 APPOINTMENT OF INITIAL NOMINEES. The following individuals shall initially be nominated by the following Shareholders and initially be appointed as the Nominees to the Boards of Holdco II and Hovis by resolution of the Shareholders of Holdco II and the shareholder of Hovis, respectively:

HOLDCO II

             NAME OF SHAREHOLDER                            NAME OF NOMINEE
             -------------------                            ---------------
             Holdco I                                       Michael Smith
                                                            Claudio Morandi
                                                            James Carter

             JJHovis                                        Jurriaan J. Hovis

             Steinbauer                                     Ferdinand Steinbauer

HOVIS
-----

             NAME OF SHAREHOLDER                            NAME OF NOMINEE
             -------------------                            ---------------
             Holdco I                                       Michael Smith
                                                            Claudio Morandi
                                                            James Carter

             JJHovis                                        Jurriaan J. Hovis

             Steinbauer                                     Ferdinand Steinbauer

3.5 APPOINTMENT OF PROKURISTS. Holdco I, JJHovis and Steinbauer and/or their Nominees of Holdco I shall be entitled to nominate Prokurists for each of Holdco II and Hovis and the Shareholders and/or the Nominees, as applicable, shall appoint such nominated Prokurists. The Prokurists nominated by Holdco I or a Nominee of Holdco I and appointed as Prokurists shall be conferred the powers required under Section 18(3) of the GmbHG. Any Prokurist nominated by JJHovis and/or Steinbauer and/or a Nominee of JJHovis and/or Steinbauer shall be conferred the power to represent Holdco II or Hovis only together with a Nominee of Holdco I. The powers of any existing Prokurist(s) of Holdco II and/or Hovis, as applicable, shall be amended or restricted such that they can represent Holdco II and/or Hovis only together with a Nominee nominated by Holdco I.

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                                       10


3.6 MANAGING DIRECTORS AND PROKURISTS TO ACT IN BEST INTERESTS. Each managing director and each Prokurist in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of Holdco II and/or Hovis, as applicable, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Any acts mentioned in Section 18(4) of the GmbHG shall be notified immediately to all managing directors.

3.7 DISCLOSURE OF CONFLICTS OF INTERESTS. A managing director of the Board of Holdco II and/or Hovis (the "Executive") who is a party to a material contract or proposed material contract with Holdco II and/or Hovis and/or any of their subsidiaries (a "Material Contract") or is a director, officer or senior manager of, or has a material interest in any person who is a party to a Material Contract shall promptly, fully and frankly disclose in writing to Holdco II and/or Hovis, as applicable, or request to have entered in the minutes of meetings of the Board, the nature and extent of his interest.

3.8 RESTRICTION OF POWERS OF BOARD. To the extent that this Agreement, the Rules of Procedure or the articles of association (Gesellschaftsvertrag) of Holdco II or Hovis, as applicable, specifies that any matters may only be or shall be dealt with or approved by or shall require action by the Shareholders, the discretion and powers of the Board to manage and to supervise the management of the business and affairs of Holdco II and/or Hovis, as applicable, with respect to such matters are correspondingly restricted.

3.9 REMOVAL OF MANAGING DIRECTORS. Each Shareholder shall at any time and from time to time be entitled to request the removal as a managing director of a Nominee nominated to the Board by such Shareholder. Such managing directors shall be removed as managing directors by resolutions of the Shareholders of Holdco II and by resolutions of the shareholder of Hovis, respectively.

                       ARTICLE 4 - OPERATION AND FINANCE

4.1 BANK ACCOUNTS. Holdco II and Hovis shall maintain bank accounts at such bank or trust company as its respective Board shall from time to time determine. All bank accounts shall be kept in the name of Holdco II or Hovis, as applicable, and all cheques, bills, notes, drafts or other instruments shall require the signatures of such individuals as its respective Board may from time to time determine.

4.2 ACCOUNTING RECORDS. Proper books of account shall be kept by Holdco II and Hovis and entries shall be made therein of all matters, terms, transactions and things as are usually written and entered into books of account in accordance with GAAP and each of the parties hereto shall at all times furnish to the others correct information, accounts and statements of and concerning all transactions pertaining to Holdco II and Hovis without any concealment or suppression. Within sixty (60) days of the end of the fiscal year of Holdco II and Hovis, the books and accounts and the annual financial statements of Holdco II shall be prepared in accordance with GAAP and audited and certified by an internationally recognized accounting firm and thereupon be submitted to the Board of Holdco II for submission to the Shareholders' meeting.


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                                       11


4.3 ADDITIONAL BORROWING. The parties hereto agree that all funds required for the purposes of Holdco II, Hovis and/or the Hovis Group shall be obtained, to the greatest extent possible, by borrowing from a bank or other third party lender or otherwise accessing the capital markets. The decision whether such funds are required, from whom such funds will be borrowed and the terms and conditions of such borrowing shall be determined from time to time by the Board of Holdco II.

                ARTICLE 5 - RESTRICTIONS ON TRANSFER OF CAPITAL

5.1 NO DEALING WITH CAPITAL. Each of the Shareholders covenants that it will not sell, assign, donate, encumber, transfer, mortgage, pledge, charge, subject to a security interest, hypothecate, or otherwise dispose of or in any way whatsoever, directly or indirectly, deal with the ownership of any Capital, securities convertible into Capital now or hereafter owned by it, except in accordance with the terms of this Agreement or the Investment and Restructuring Agreement, or except with the prior written unanimous consent of the other Shareholders. For greater certainty, the provisions of Article 6 hereof shall not apply to any transfer or contribution of Capital made pursuant to the terms of the Investment and Restructuring Agreement or pursuant to Section 5.2 hereof.

5.2 TRANSFER TO PERMITTED TRANSFEREE. Notwithstanding the provisions of Section
5.1 hereof and any other provisions of this Agreement which restrict the disposition of or dealing with Capital, a Shareholder shall at any time or from time to time have the right, without the approval of the other Shareholders, to dispose of all or any Capital held by such Shareholder to a Permitted Transferee, provided that at the time of such disposition:

         (a) such Permitted Transferee shall agree with the other parties hereto in writing and in form and substance satisfactory to the other Shareholders, acting reasonably, to assume and be bound by all of the terms and obligations contained in this Agreement as if such Permitted Transferee had entered into this Agreement in the place and stead of the Shareholder from whom such Capital is acquired;

         (b) the Permitted Transferee agrees to remain a Permitted Transferee of the Shareholder from whom such Capital is acquired for so long as the Permitted Transferee is an owner of any Capital; and

         (c) the Shareholders receive in form and substance satisfactory to them, acting reasonably, evidence that the Permitted Transferee is a Permitted Transferee of the Shareholder from whom Capital is to be acquired and that the Agreements referred to in Subsections 5.2(a) and (b) above, are legal, valid and binding obligations of the Permitted Transferee.

5.3 CONTINUING LIABILITY OF SHAREHOLDERS. Notwithstanding a disposition of Capital to a Permitted Transferee, a disposing Shareholder shall vis-a-vis the other parties hereto remain liable as principal obligant under all covenants of such disposing Shareholder contained in this

Agreement, and the disposing Shareholder agrees to unconditionally guarantee and underwrite to the other parties hereto the due performance by the Permitted Transferee of all obligations imposed on such Permitted Transferee under this Agreement.

                       ARTICLE 6 - RIGHT OF FIRST REFUSAL

6.1 NOTICE OF PROPOSED SALE. If any Shareholder (in this Article 6 referred to as the "Offeror") receives a bona fide written offer (in this Article 6 referred to as the "Offer") from any person, firm or corporation dealing at arm's length with the Offeror to purchase all or any part of the Capital owned by such Shareholder, which is acceptable to the Shareholder, such Shareholder shall give notice of such Offer (in this Article 6 referred to as the "Notice") to the other Shareholders and shall set out in the Notice the amount of Capital to be sold pursuant to the Offer (in this Article 6 referred to as the "Offered Capital") and the terms upon which and the price at which (in this Article 6 referred to as the "Offered Capital Purchase Price") such Offered Capital will be sold pursuant to the Offer. An Offer shall not provide for any consideration other than cash consideration.

6.2 RIGHT TO PURCHASE OFFERED CAPITAL. Upon the Notice being given, the other Shareholders (in this Article 6 sometimes collectively referred to as the "Offerees" and sometimes individually referred to as an "Offeree") shall have the right to purchase all, but not less than all, of the Offered Capital for the Offered Capital Purchase Price. The Offerees shall be entitled to purchase the Offered Capital pro rata based upon the amount of the Capital owned by each Offeree or to purchase in such other proportion as the Offerees may agree in writing.

6.3 NOTICE OF PURCHASE AND ADDITIONAL PURCHASES. Within ten Business Days of having been given the Notice, each Offeree desiring to purchase all of the Offered Capital that it is entitled to purchase in accordance with the provisions of Section 6.2 hereof shall give notice thereof to the Offeror and to the other Offerees. If any Offeree does not give such notice, the Offered Capital that it had been entitled to purchase (in this Section 6.3 referred to as the "Rejected Capital") may instead be purchased by the Offerees who did give such notice, pro rata based upon the amount of the Capital owned by such Offerees as between themselves or in such other proportion as such Offerees may agree in writing, and, within five Business Days of the expiry of the ten Business Day period specified in this Section 6.3, each Offeree who desires to purchase all of the Rejected Capital that it is entitled to purchase in accordance with the provisions of this Section 6.3 shall give an additional notice thereof to the Offeror and to the other Offerees. If any Offeree entitled to give the said additional notice does not do so, the Rejected Capital that it had been entitled to purchase may instead be purchased by the Offerees who did give such notice, and so on from time to time until the Offerees are willing to purchase all of the Offered Capital or until they are not willing to purchase any more. If the Offerees are willing to purchase all, but not less than all, of the Offered Capital, the transaction of purchase and sale shall be completed in accordance with the terms set out in the Notice.

6.4 WHAT CAPITAL CAN BE SOLD TO THIRD PARTY. If the Offerees do not give notice in accordance with the provisions of Section 6.3 hereof that they are willing to purchase all of the Offered Capital, the rights of the Offerees, subject as hereinafter provided, to purchase the

Offered Capital shall forthwith cease and determine and the Offeror may sell the Offered Capital to the third party purchaser within 60 days after the expiry of the ten Business Day period or five Business Day periods, as the case may be, specified in Section 6.3 hereof, for a price not less than the Offered Capital Purchase Price and on other terms no more favourable to such person than those set forth in the Notice, provided that the person to whom the Offered Capital is to be sold agrees prior to such transaction to be bound by this Agreement and to become a party hereto in place of the Offeror with respect to the Offered Capital. If the Offered Capital is not sold within such 60 day period on such terms, the rights of the Offerees pursuant to this Article 6 shall again take effect and so on from time to time.

                         ARTICLE 7 - TRIGGERING EVENTS

7.1 TRIGGERING EVENTS DEFINED. A Triggering Event is the occurrence of any one of the following events with respect to a Shareholder (the "Defaulting Shareholder"):

         (a) the occurrence or existence of Important Reasons that result in the forfeiture of Capital (Einziehung von
                  Geschaeftsanteilen) of the Shareholder or foreclosure (Ausschliessung als Gesellschafter) with respect to the Shareholder;

         (b)      an Act of Insolvency;

         (c)      a default occurs which is not remedied or cured within fifteen
                  (15) days of its occurrence under any loan or obligation for which security has been granted by way of a mortgage, hypothecation or a pledge of, or the granting of a security interest in any Capital held by the Shareholder (including any loan or obligation for which security has been granted) with the result that, absent any provision of this Agreement and upon compliance with applicable law, the lender or obligee could realize upon such security; or

         (d) the Capital of the Shareholder is seized and such seizure is not lifted within one month from the date of seizure.

A Defaulting Shareholder shall give notice to the other parties then bound by this Agreement that an event has occurred with respect to such Defaulting Shareholder which constitutes a Triggering Event or which would, if such event is not corrected or remedied or otherwise resolved to the satisfaction of the other Shareholders and Holdco II as contemplated above, constitute such a Triggering Event. Such notice shall be given forthwith after the occurrence of the particular event.

7.2 OBLIGATION OF A DEFAULTING SHAREHOLDER FOLLOWING TRIGGERING EVENT. Upon the occurrence of a Triggering Event, the Defaulting Shareholder shall forthwith offer to sell all of its Capital to the other Shareholders (in such case, the "Non-Defaulting Shareholders") by notarized notice to the Non-Defaulting Shareholders (the "Sale Notice"). The purchase price for such Capital shall be determined in accordance with Section 7.6 hereof and shall be payable by way of certified cheque or bank draft. The offer set out in the Sale Notice shall be irrevocable.

Upon the Sale Notice being given, the Non-Defaulting Shareholders or a person or persons named by a resolution of the Non-Defaulting Shareholders (including but not limited to Holdco II or any third party), in the sole discretion of the Non-Defaulting Shareholders, shall have the right to purchase all, but not less than all, of the Defaulting Shareholder's Capital, pro rata based upon the amount of Capital owned by each Non-Defaulting Shareholder or in such other proportion as the Non-Defaulting Shareholders may agree, by notarized acceptance of the offer to the Defaulting Shareholder within fifteen (15) days after receipt of the Sale Notice (the "Notice Period"). If no notarized acceptance is given under this Section 7.2, the Non-Defaulting Shareholders shall be deemed to have rejected the offer made available to it to purchase the Capital of the Defaulting Shareholder. If no Sale Notice is given by a Defaulting Shareholder under this Section 7.2, the Non-Defaulting Shareholders shall have the right to request the purchase of the Capital of the Defaulting Shareholder. The completion of a purchase and sale of the Defaulting Shareholder's Capital under this Section 7.2 shall take place on the 15th day after the expiry of the Notice Period, provided that if the purchase price of the Capital has not been determined by such day, the completion shall take place on the 10th day after the date on which the purchase price has been conclusively determined pursuant to Section 7.6 hereof.

Regardless of the terms and conditions set out in this Section 7.2, Holdco II may upon the occurrence of a Triggering Event, prior to the receipt of the Sale Notice and at any time until completion of the purchase as described above, pass a resolution to forfeit the Capital of the Defaulting Shareholder. The compensation to be paid for such forfeited Capital shall be determined in accordance with Section 7.6 hereof.

7.3 CAPITAL/VOTING/NOMINEES OF DEFAULTING SHAREHOLDER. Notwithstanding anything to the contrary herein contained, upon a Triggering Event:

         (a) the Defaulting Shareholder shall not have any rights to or interests in Capital contained in Schedule "A" to the Investment and Restructuring Agreement;

         (b) the Defaulting Shareholder shall not be entitled to nominate any person as a Nominee or Prokurist and such Defaulting Shareholder in conjunction with the other Shareholders shall cause such Nominee or Prokurist of the Defaulting Shareholder to forthwith resign or be removed and a Nominee or Prokurist of such Defaulting Shareholder shall be replaced with such person or persons as may be designated by the Non-Defaulting Shareholders provided that if such Triggering Event is subsequently remedied, the Defaulting Shareholder shall again be entitled to nominate a person as Nominee or Prokurist as provided hereunder and all of the Shareholders shall take all necessary steps in this regard; and

         (c) the Defaulting Shareholder shall not be entitled to vote its Capital or to notice of meetings of Shareholders and, where a vote of the Shareholders is required, the Non-Defaulting Shareholders shall be deemed to own all of the Capital, provided that if such Triggering Event is subsequently remedied, such Defaulting Shareholder shall again be entitled to vote its Capital and to notice of meetings of Shareholders. In addition, the Defaulting Shareholder hereby irrevocably gives its proxy to the Non-Defaulting Shareholders to vote its Capital in any matter that such Shareholders determine and hereby appoints such Shareholders as its attorney to execute all necessary documents on behalf of the Defaulting Shareholder to give effect to such proxy.

7.4 OTHER REMEDIES. Upon the occurrence of any Triggering Event, in addition to the rights in Section 7.2 hereof, the Non-Defaulting Shareholders shall be entitled to bring any action at law as may be permitted in order to recover damages or to bring any proceedings in the nature of specific performance, injunction or other remedy, it being acknowledged by the Shareholders that damages at law may be an inadequate remedy for a default, breach or threatened breach of this Agreement.

7.5 NON-WAIVER. No consent or waiver of any breach or Triggering Event by any Shareholder in the performance of its obligations under this Agreement shall be deemed to be construed to be consent to or waiver of any other breach or Triggering Event by that Shareholder of the same or any other obligations of that Shareholder under this Agreement. Failure by any Shareholder to complain of any act or failure to act of the other Shareholder or to declare a Triggering Event in respect of the other Shareholder, irrespective of how long such failure continues, shall not constitute a waiver by that Shareholder of its rights under this Agreement.

7.6 DETERMINATION OF PURCHASE PRICE. For the purposes of Section 7.2 hereof, the "purchase price" for the Defaulting Shareholder's Capital shall be equal to: (i) the portion of the Consolidated Holdco II Net Worth (as such term is defined in the Investment and Restructuring Agreement) less the amount of any capital contributions made directly or indirectly (e.g., including grandfather contributions) to the free capital reserves (ungebundene Kapitalruecklagen) of Holdco II after the effective date of this Agreement attributable to the Defaulting Shareholder's Capital as at the applicable date; plus (ii) the whole amount of any capital contributions made directly or indirectly (e.g., including grandparent contributions) to the free capital reserves (ungebundene Kapitalruecklagen) of Holdco II by the Defaulting Shareholder after the effective date of this Agreement. For greater certainty, the transfer of the capital of Hovis to Holdco II pursuant to the terms of the Investment and Restructuring Agreement is not considered to be such capital contributions.

                      ARTICLE 8 - GENERAL SALE PROVISIONS

8.1 APPLICATION OF GENERAL SALE PROVISIONS. Except as may otherwise be provided in this Agreement, the provisions of this Article 8 shall apply to any purchase and sale of Capital (in this Article 8 referred to as the "Sold Capital") pursuant to this Agreement.

8.2 REQUIREMENTS OF VENDOR. On the date of closing (in this Article 8 referred to as the "Completion Date"), a Shareholder selling Sold Capital pursuant to the terms of this Agreement (in this Article 8 also referred to as a "Vendor") shall deliver or cause to be delivered to the purchaser(s) appropriate transfers duly executed by the Vendor and duly notarized (if required), together with a representation and warranty executed by the Vendor in favour of the purchaser(s) that the Sold Capital is owned by the Vendor with good and marketable title thereto, free and clear of any mortgage, lien, charge, pledge, hypothecation, security interest, encumbrance, restriction, covenant, right, demand or adverse claim of any kind.

8.3 REQUIREMENTS OF PURCHASER. On the Completion Date, the Shareholder(s) purchasing the Sold Capital (in this Article 8 referred to as the "Purchaser(s)") shall pay the purchase price for the Sold Capital on closing by negotiable cheque certified by an Austrian or German bank or an official bank draft drawn on a bank in Austria or Germany.

8.4 COVENANTS OF THE PARTIES. The parties hereto covenant and agree that from and after the occurrence of an event giving rise to a transaction of purchase and sale pursuant to the terms hereof, they shall do all things necessary or desirable to cause the transaction of purchase and sale to be completed as soon as possible.

8.5 NO JOINT LIABILITY. For greater certainty, the parties hereto acknowledge and agree that the Purchasers in any transaction of purchase and sale contemplated in this Agreement are not jointly liable for the payment of the purchase price for the Sold Capital but are only liable for their proportionate share thereof.

8.6 DATE OF CLOSING. For the purposes of this Agreement the closing of any transaction of purchase and sale contemplated in this Agreement, as the case may be, shall take place at Holdco II's registered office at 2:00 p.m. Central European Time on the Completion Date or at such other place and time as otherwise mutually agreed upon by the parties hereto, subject only to registration in the Firmenbuch.

8.7 GOVERNMENTAL APPROVALS. If any Governmental Approval is required by the Purchaser(s) under any provision of this Agreement, then, notwithstanding anything contained in this Agreement, the time period specified in this Agreement for acceptance of any offer by the Purchaser(s) shall be extended for an additional sixty (60) days to permit the Purchaser(s) to obtain the necessary Governmental Approval. Any such application for Governmental Approval shall be the sole responsibility of the Purchaser(s) who shall also be responsible for all costs and expenses incurred in connection therewith. The other Shareholders and Holdco II shall use reasonable efforts to cooperate with the Purchaser(s) in any application for Governmental Approval.

                    ARTICLE 9 - RELATIONSHIP OF SHAREHOLDERS

9.1 PLACE AND QUORUM FOR MEETINGS OF SHAREHOLDERS. Meetings of Shareholders shall be held at the head office of Holdco II or at any other place agreed to by all of the managing directors of Holdco II. A quorum for all meetings of Shareholders shall be Shareholders present and representing by proxy or in person not less than a majority of the Capital entitled to vote at such meeting. However, should quorum not be reached, a second meeting may be convened pursuant to the GmbHG and such second meeting shall not require a quorum if the Shareholders are informed about this consequence when convening such meeting (Section 38 of the GmbHG).

9.2 RESOLUTIONS. Resolutions of the Shareholders shall be passed either in meetings of Shareholders or by means of verbal, written or electronic communication, provided that the resolutions shall be recorded in writing as soon as reasonably practicable upon the date of passing of such resolutions.

9.3 MAJORITY OF VOTES. Except as may be otherwise provided in this Agreement, all decisions of the Shareholders shall be decided by a majority of votes cast or by such greater percentage as may be required by law.

9.4 MINORITY SHAREHOLDERS. For the purposes of conferring to JJHovis and Steinbauer such minority rights as provided for in the GmbHG and as finally listed in Schedule "B" hereto ("Minority Rights"), JJHovis and Steinbauer shall, until the conclusion of the Earn In Period, be deemed to own such percentage of Capital as would be required to exercise any of the Minority Rights, despite any scenario in which the earn in of Capital pursuant to Schedule "A" to the Investment and Restructuring Agreement has not yet been effected. For greater certainty, the conferring of the Minority Rights shall not be deemed to confer any additional voting rights or rights to dividends other than resulting from the actual Capital owned by JJHovis and/or Steinbauer.

9.5 DISCLAIMER. Nothing contained in this Agreement shall or shall be deemed to constitute the parties hereto as agent of the other nor any other relationship whereby any party hereto could be held liable for any act or omission of the other, save as specifically provided by this Agreement. None of the parties hereto shall have any authority to act for the other or to incur any obligation on behalf of the other with respect to the subject matter of this Agreement, save as specifically provided by this Agreement. Each party hereto covenants to indemnify the other parties and hold them harmless from all claims, losses, costs, charges, fees, expenses, damages, obligations and responsibilities incurred by such parties by reason of any action or omission of the other party outside the scope of the authority specifically provided by this Agreement.

9.6 ENCUMBRANCES. No party hereto shall sell, transfer, assign, pledge, hypothecate, mortgage, or in any other manner encumber its Capital, except as specifically provided in this Agreement, without the written consent of the other parties. Notwithstanding the foregoing, any party hereto may pledge or hypothecate its Capital to a bank, trust company or similar entity as security for loans, provided that where a fixed charge or security interest is given, the lender shall acknowledge and agree in writing with the other parties hereto to be bound by the provisions of this Agreement in the event of realization of its security.

9.7 COMPETITIVE BUSINESSES. Unless otherwise specifically provided for in this Agreement, any Shareholder of Holdco II may independently engage in, be concerned with or interested in, lend money to, or guarantee the debts or obligations of any business endeavour, whether or not competitive with the business of Holdco II and Hovis, without consulting the other parties hereto and without in any way being accountable to the other parties.

Each of JJHovis and Steinbauer hereby severally covenants and agrees with the other parties hereto that: (i) during the Earn In Period; (ii) so long as he is a managing director of Holdco II and/or Hovis or for two years thereafter; or
(iii) so long as he is a Shareholder of Holdco II or a shareholder of Hovis, he shall not, for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any person or persons, as principal, agent, employee, shareholder, owner, investor, partner or in any other manner whatsoever, directly or indirectly, carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person or persons engaged in or concerned with or interested in any business or operations competitive with Holdco II or Hovis within Germany or any jurisdiction in which Hovis or any subsidiary of Hovis carries on business.

9.8 BODY CORPORATE AND REGISTERED SEAT. The parties hereto agree that for the duration of this Agreement, Holdco II and Hovis shall remain bodies corporate and, unless there is a good business reason, the registered seats of Holdco II and Hovis shall not be changed.

9.9 GOOD FAITH. Each party hereto shall act honestly and in good faith and in the best interest of Holdco II and shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

                          ARTICLE 10 - CONFIDENTIALITY

10.1 CONFIDENTIALITY. The Information shall be kept confidential and shall not, without the prior consent of the other parties, be disclosed by a party hereto or its representatives in any manner or in part and shall not be used by a party hereto or its representatives, directly or indirectly, for any purpose other than the business of Holdco II, provided that nothing in this Agreement shall restrict or prohibit any of the parties from making such releases or other form of disclosure as: (i) may be required pursuant to any laws, regulations or policies (including those of any stock exchange or quotation system) applicable to it; or (ii) may be made by a party pursuant to customary written confidentiality agreements entered into by parties to consider business opportunities.

The parties hereto each agree to furnish the Information only to the respective representatives of a party hereto, including but not limited to its legal counsel, accountants and auditors, who need to know the Information for the purposes of understanding the business of Holdco II and who are informed of the confidential nature of the Information and agree to be bound by the terms hereof. The parties hereto each agree to be responsible for any breach of this Agreement by any of their respective representatives provided that such breach occurs while such representative is employed by or is under contract to such party. Each of the parties hereto shall make all reasonable necessary and appropriate efforts to safeguard the Information and the existence of discussions from disclosure to anyone other than as permitted hereby. The foregoing shall be inoperative as to such portions of the Information which: (i) are or become generally available to the public other than as a result of disclosure by the parties hereto or their respective representatives; (ii) are or become available to any of the parties hereto on a non-confidential basis from a source other than the other parties hereto or their representatives; or
(iii) are or become known to any of the parties hereto on a non-confidential basis prior to its disclosure by the other parties hereto or their representatives.

                        ARTICLE 11 - GENERAL PROVISIONS

11.1 NOTICES. Unless a particular provision of this Agreement requires delivery in a specified manner, all notices, demands, approvals, consents or requests and other communications which may or are required or permitted to be given under this Agreement shall be given or made in writing and shall be delivered personally, transmitted by facsimile or sent by registered mail, charges prepaid, to each of the parties hereto as follows:

         GLAMIOX BETEILIGUNGSVERWALTUNGS GMBH
         c/o Deloitte & Touch GmbH
         Friedrichstrasse 10
         A-1010 Vienna, Austria
         Fax No.:  0043-1-58854-5699
         Attention:  E. Holzer

         GARDA INVESTMENTS CORP.
         c/o Suite 1000 - 925 West Georgia Street
         Vancouver, British Columbia
         Canada V6C 3L2
         Fax No.:  (604) 669-8803
         Attention:  H.S. Sangra

         and, in the case of each of Holdco II and/or
         Holdco I, with a copy to:

         SANGRA, MOLLER
         Suite 1000 - 925 West Georgia Street
         Vancouver, British Columbia
         Canada  V6C 3L2
         Fax No.:  (604) 669-8803
         Attention:  H.S. Sangra

         JURRIAAN J. HOVIS
         Schoenbrunner Graben 94
         1180 Vienna, Austria
         Fax No.: 43 1 24025158

         FERDINAND STEINBAUER
         Augasse 6
         8101 Gratkorn, Austria
         Fax No.: 43 3124 23199

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted so long as the delivery or transmission occurs during normal business hours, or, if mailed, on the seventh postal delivery day next following mailing. During any period of disruption of postal service, notices shall be delivered personally or transmitted by facsimile.

Any party hereto may change its address for delivery for the purposes of this
Section 11.1 to any other address by giving notice to the other parties hereto in accordance with this Section 11.1.

11.2 ADDITIONAL DOCUMENTS. The parties hereto shall sign such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

11.3 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties hereto pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written of the parties thereto and there are no warranties, representations or other agreements between the parties hereto in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.

11.4 ENUREMENT. This Agreement shall enure to the benefit of and be binding upon and enforceable by the parties hereto and, where the context so permits, their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

11.5 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

11.6 ECONOMIC LOSS. Except for willful misconduct, the parties shall not be liable towards each other for any indirect or consequential damage or loss such as, but not limited to, loss of profit, loss of production or loss of opportunity.

11.7 AGREEMENT TO GOVERN. In case of any conflict or uncertainty between this Agreement and the by-laws of Holdco II, the Investment and Restructuring Agreement or any other agreements between the parties with respect to Holdco II, the parties agree that this Agreement shall take precedence over and govern all such agreements and by-laws.

11.8 GOVERNING LAW AND ARBITRATION. (a) This Agreement shall be governed by and construed in accordance with the federal laws of Germany as in force and effect as of the effective date of this Agreement excluding, however, German rules of conflicts of law.

(b) The parties irrevocably agree that any disputes which may arise out of or in connection with this Agreement, the articles of association (Gesellschaftsvertrag) of Holdco II, Hovis and/the Hovis Group, the Rules of Procedure, meetings of the Board or meetings of the Shareholders, or any transaction contemplated hereby, shall be settled by arbitration in Vienna, Austria, in accordance with the rules set forth in this Section 11.8.

(c) The arbitral tribunal shall consist of two arbitrators and the presiding arbitrator, each of whom shall be fluent in English and may be of Austrian, German, Canadian or U.S. nationality. The party intending to institute arbitration proceedings shall inform the other parties in writing of its intention and, at the same time, designate one arbitrator. The other parties involved shall, within 30 days after receipt of this notice, collectively designate a second arbitrator by mutual agreement. If, within such time period, the other parties have not designated a second arbitrator, then at the request of the party intending to institute arbitration proceedings, the second arbitrator shall be appointed by the International Chamber of Commerce, acting as appointing authority. The two arbitrators thus appointed shall choose the presiding arbitrator. If, within 30 days after the appointment of the second of the two arbitrators, the two arbitrators have not agreed upon the choice of the presiding arbitrator, then at the request of any of the parties to the arbitration proceedings, the presiding arbitrator shall be appointed by the International Chamber of Commerce.

(d) All submissions and awards in relation to arbitration under this Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English. Original documents in English or German may be submitted as evidence in their original language; witnesses not fluent in English may give evidence in their native tongue (with appropriate translation). Original documents in a language other than English or German shall be submitted as evidence in English translation accompanied by the original or a true copy thereof.

(e) The parties to this Agreement hereby adopt the rules of the International Chamber of Commerce as the procedural rules governing arbitrations hereunder, insofar as such rules are not inconsistent with any provision of this Section 11.8, which shall be controlling. The arbitration panel may, at the request of a party, order provisional or conservatory measures and shall have the authority to award specific performance, provided, however, that until the complete establishment of the arbitration panel, the ordinary courts shall remain competent for provisional or conservatory measures. Any award shall be final and not subject to appeal and the parties hereby waive all challenge to any award of an arbitral panel under this Section 11.8.

(f) Any award shall be made in the currency in which the obligation would have been paid, if the obligation with respect to which the award is made was an obligation to pay money or in Euros in all other cases.

(g) To the extent legally required, the parties undertake to set up an arbitration agreement substantially as set forth in this Section 11.8 in a separate agreement.

11.9 LANGUAGE. The governing language of this Agreement, all meetings of the Board and meetings of Shareholders shall be English. If for official reasons certain agreements of Holdco II or its by-laws have to be executed in German or any other language, such agreements and by-laws shall be translated into English and the parties agree that internally such English versions shall prevail and govern for all purposes.

11.10 PARTIAL INVALIDITY. Should any provision or part of a provision of this Agreement be or become invalid or unenforceable, or should this Agreement contain an unintended contractual gap, then the validity or enforceability of the remainder of this Agreement shall not be affected. Any such invalid or unenforceable provision shall be deemed to be replaced by, or any gap deemed to be filled with, an appropriate provision, which, in accordance with the economic purpose and object of the provision and/or Agreement and as far as legally permissible, shall come closest to the parties' original intention, or that intention which the parties would have had, had they considered the issue.

11.11 AMENDMENT AND WAIVER. No amendment or waiver of any provision of this Agreement shall be binding on any party hereto unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

11.12 ARTICLES, SECTIONS, HEADINGS AND SCHEDULES. The division of this Agreement into Articles and Sections and the insertion of headings and Schedules, are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or Schedule refers to the specified Article or Section of or Schedule to this Agreement.

11.13 NUMBER AND GENDER. In this Agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders.

11.14 CALCULATION OF TIME. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, then the time period in question shall end on the first Business Day following such non-business day.

11.15 LEGISLATION REFERENCES. Any references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

11.16 EXPENSES. Except as otherwise provided for herein, each of the parties hereto shall bear its own expenses in relation to this Agreement.

11.17 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

11.18 TRANSMISSION BY FACSIMILE. The parties hereto agree that this Agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of the Agreement bearing original signatures forthwith upon demand.

IN WITNESS WHEREOF this Agreement has been executed effective the day and year first above written.

GLAMIOX BETEILIGUNGSVERWALTUNGS GMBH

By:      /s/ JAMES CARTER
         ----------------
Name:    James Carter
         ----------------
Title:
         ----------------

GARDA INVESTMENTS CORP.

By:      /s/ JAMES CARTER
         ----------------
Name:    James Carter
         ----------------
Title:
         ----------------

SIGNED, SEALED and DELIVERED by                      )
JURRIAAN J. HOVIS in the presence of:                )
                                                     )
                                                     )  /s/ JURRIAN J. HOVIS
---------------------------------------------------  )  --------------------
Signature                                            )  JURRIAAN J. HOVIS
---------------------------------------------------  )
Name                                                 )
---------------------------------------------------  )
Address                                              )
                                                     )
---------------------------------------------------  )
                                                     )
---------------------------------------------------  )
Occupation

SIGNED, SEALED and DELIVERED by                      )
FERDINAND STEINBAUER in the                          )
presence of:                                         )
                                                     )
                                                     )  /s/ FERDINAND STEINBAUER
---------------------------------------------------  )  ------------------------
Signature                                            )  FERDINAND STEINBAUER
---------------------------------------------------  )
Name                                                 )
---------------------------------------------------  )
Address                                              )
                                                     )
---------------------------------------------------  )
                                                     )
---------------------------------------------------  )
Occupation

                                  SCHEDULE "A"

                             RULES OF PROCEDURE FOR
     THE MANAGEMENT OF GLAMIOX BETEILIGUNGSVERWALTUNGS GMBH (THE "COMPANY")

The shareholders have adopted the following rules of procedure for the management board of the Company according to Article X paragraph (X) of the articles of association of the Company.

                                    ARTICLE 1
                            PRINCIPLES OF MANAGEMENT

(1) The managing directors of the Company shall conduct the business of the Company with the care of a correct and diligent businessman according to statutory law, the articles of association of the Company and these rules of procedure.

(2) The managing directors of the Company shall act on the basis of resolutions passed by them on the relevant matter. Other than from time to time as agreed upon by the shareholders of the Company with respect to the day-to-day business of the Company, decisions of the management board of the Company shall require the unanimous consent of the managing directors of the Company. In the event the managing directors are not able to reach such unanimous consent, where required, each managing director is entitled to refer a matter to the decision of the shareholders of the Company owning a majority of the outstanding share capital of the Company, which decision shall be binding on the managing directors. The non compliance of a managing director such decision is considered an important reason for removal as managing director. Regardless of such internal rules, the powers to represent and to legally bind the Company are set forth in Article 3 of the Owners' Agreement made effective October 1, 2001 among the Company, Jurriaan J. Hovis, Ferdinand Steinbauer and Garda Investments Corp. (the "Owners' Agreement")

(3) The managing directors of the Company shall report to the shareholders on an ongoing basis in particular by submitting to the shareholders monthly reports of Hovis GmbH.

(4) In preparing the Company's annual financial statements, the managing directors of the Company shall apply GAAP (as such term is defined in the Owners' Agreement). However, in the event that GAAP (as such term is defined in the Owners' Agreement) and past practice conflict, then GAAP (as such term is defined in the Owners' Agreement) shall prevail.

                                    ARTICLE 2
                      RESPONSIBILITY OF MANAGING DIRECTORS

(1) The managing directors of the Company carry joint responsibility for the management of the Company. They shall cooperate in managing the Company and inform each other on an ongoing basis about any important issues that appear in connection with their activities as managing directors of the Company. For greater certainty, during the Earn In Period (as such term is defined in the Owners' Agreement), the managing directors shall inform

         Jurriaan J. Hovis and Ferdinand Steinbauer prior to any substantial acquisition and disposition of assets.

(2) Without prejudice to their joint responsibility according to the preceding paragraph, the managing directors of the Company may agree to divide certain tasks among themselves which they will each carry out on the basis of guidelines to be agreed upon in connection with the division of these tasks among themselves. Each managing director shall report on the accomplishment of any such tasks allocated to it to the other managing directors of the management board on an ongoing basis. For greater certainty, for any period which they are managing directors of the Company, JJHovis shall be responsible for the trade department and Steinbauer shall be responsible for the finance department. Regardless of this allocation of tasks, further managing directors may be responsible for the same departments as well.

                                    ARTICLE 3
                              RESOLUTIONS, MEETINGS

(1) Resolutions of the managing directors of the Company shall be passed in meetings which can be called by any managing directors of the Company, or, if it is not possible to find a date and time at which all managing directors will be available in due time, by telephone or video conference.

(2) Shareholders owning more than 10% of the capital of the Company and, during the Earn In Period (as such term is defined in the Owners' Agreement), Jurriaan J. Hovis and Ferdinand Steinbauer (such Shareholders, Jurriaan J. Hovis and Ferdinand Steinbauer being collectively referred to as "Permitted Persons"), shall have the right to attend meetings of the managing directors of the management board of the Company. The managing directors of the management board shall see to it that the Permitted Persons are informed about the date, time and location of or the manner of communication at such meetings.

(3) All managing directors of the Company must participate in the passing of the resolutions, unless: (i) an absent managing director expressly consents to the other managing directors passing a resolution without him; (ii) the absent managing director grants proxy to another managing director; or (iii) the absent managing director instructs another managing director on how to vote for him.

(4) The managing directors of the Company shall prepare written minutes of their resolutions. The written minutes may be executed by facsimile.

(5) Resolutions of the management board of the Company are in general passed by a simple majority of the votes cast unless otherwise provided for by these rules of procedure or the Owners' Agreement.

                                    ARTICLE 4
                             SHAREHOLDERS' APPROVAL

(1) The prior approval of the shareholders of the Company (acting by means of a shareholders' resolution) by a simple majority of the votes present is required for the following matters:

         (a) Management of the Company, if and to the extent the following matters are concerned:

                  (i) disposition of, including encumbrances of or conclusion of agreements affording rights to third parties with regard to a material part of the assets of the Company or Hovis or any subsidiary of the Company;

                  (ii) establishment, acquisition and sale of enterprises, acquisition, change, transfer or termination of participation in enterprises, setting up, sale, discontinuance or closure of branches, establishments, parts of establishments or plants by the Company, Hovis GmbH or any subsidiary of the Company;

                  (iii) other than in the ordinary course of business, grant of security interests, in particular the assumption of "Burgschaften" and guarantees, in respect of, and the assumption of, third party liabilities;

                  (iv) grant of loans and taking out of loans (with the exception of customary customer loans);

                  (v) conclusion and termination of intercompany agreements (Unternehemensvertrage), in particular loss and profit transfer agreements;

                  (vi) approval of the business plan of the Company, Hovis or any subsidiary of the Company for each following business year;

                  (vii) assumption of obligations arising out of bills of exchange;

                  (viii) acquisition, sale, encumbrance and disposal of real property, rights to a real property or rights to a real property right, and assumption of obligations to make such dispels by the Company in excess of Euro 100,000;

                  (ix) conclusion, amendment and termination of contracts for the performance of continuing obligations, i.e. contracts with a term longer than twelve months (e.g. lease, leasing, service and license agreements) involving in each individual case expenses in excess of an amount of Euro 100,000;

                  (x) assertion of claims, recognition of claims, waiver of claims, exercise of election rights and declarations of approval for tax purposes, insofar as an amount of more than Euro 100,000 in any particular case is involved;

                  (xi) grant and revocation of registered powers of attorney (Prokura), commercial powers of attorney (Handlungsvollmacht) and other powers of attorney (including powers of attorney related to bank accounts);

                  (xii) grant, modification and termination of pension commitments and employee profit participations;

                  (xiii) investments outside the approved business plan that exceed an amount of Euro 50,000 in each case;

                  (xiv) other than in the ordinary course of business, forward exchange transactions, including currency futures trading for hedging purposes and any other kind of similar speculative transactions; or

                  (xv) conclusion of agreements with related entities (nahestehende Personen) within the meaning of Section 1 of the German Foreign Tax Act
                           (Au(beta)ensteuergesetz - AstG), except for agreements with related entities that are direct or indirect subsidiaries of the Company.

         (b) Exercise of voting rights as shareholder of Hovis GmbH or any subsidiary of Hovis GmbH, if and to the extent the following matters are concerned:

                  (i) disposition of, including encumbrances of, or conclusion of agreements affording rights to third parties with regard to, a substantial part of the assets of Hovis or any subsidiary of the Company;

                  (ii) disposition of, including encumbrances of, or conclusion of agreements affording rights to third parties with regard to, all of or part of the interest of Hovis or any subsidiary of the Company;

                  (iii) appointment of any officers, managing directors, supervisory board members or auditors; or

                  (iv) disposition of, including encumbrances of, or conclusion of agreements affording rights to third parties with regard to, the Company's interest in Hovis GmbH or any subsidiary of the Company or Hovis GmbH.

(2) The prior approval of the shareholders of the Company (acting by means of a shareholders' resolution) by all of the votes present is required for the repayment of the Grandfather Contribution (as such term is defined in the Investment and Restructuring Agreement dated for reference October 1, 2001 among Sutton Park International Limited, Garda Investments Corp., MFC Bancorp Ltd., the Company, Hovis GmbH, Jurriaan J. Hovis, Johannes Hovis and Ferdinand Steinbauer) during the Earn In Period (as such term is defined in the Owners' Agreement).

                                    ARTICLE 5
                                 URGENT MATTERS

(1) In case of urgent matters that do not allow to wait for a necessary resolution of the members of the management board of the Company to be passed, each member of the management board may, after having consulted with as many other members of the management board as possible take, with respect to the powers conferred to him or them, the actions necessary to prevent damages to the Company and least likely to make such action irrevocable.

(2) Such member(s) of the management board shall inform the other members of the management board of the situation and the action taken immediately.

(3) The members of the management board shall pass a resolution on how to proceed with the issue in question as soon as possible thereafter.

                                    ARTICLE 6
                                  EFFECTIVENESS

These rules of procedure have become effective at the time of their adoption by the shareholders.

                                  SCHEDULE "B"

                                 MINORITY RIGHTS

Section 37(1) of the GmbHG
Section 37(3) of the GmbHG
Sections 45-48 of the GmbHG

                                  SCHEDULE "C"

                        LETTER TO GARDA INVESTMENTS CORP.
                 FROM JURRIAAN J. HOVIS AND FERDINAND STEINBAUER

We each hereby acknowledge and agree that the 100% shareholder of Garda Investments Corp. has contributed or will contribute Euro 7,965,000 to the free capital reserves (ungebundene Kapitalruecklagen) of Glamiox Beteiligungsverwaltungs GmbH on or before the Closing Date (as such term is defined in the Investment and Restructuring Agreement), which has been or will be allocated to the capital reserve account of Glamiox Beteiligungsverwaltungs GmbH. In addition, we each hereby acknowledge and agree that the articles of association (Gesellschaftsvertrag) of Glamiox Beteiligungsverwaltungs GmbH contain a provision whereby the shareholders of Glamiox Beteiligungsverwaltungs GmbH may make distributions other than pro rata to the respective percentage of the nominal share capital of Glamiox Beteiligungsverwaltungs GmbH. We each hereby irrevocably confirm that we will vote in favour of and entirely for the benefit of Garda Investments Corp. in respect of any resolution concerning the distribution of free capital reserves (ungebundene Kapitalruecklagen) amounting to Euro 7,965,000, in excess of retained earnings to Garda Investments Corp., provided such resolution is not made prior to the earlier of: (i) the termination of the Target Period (as such term is defined in Schedule "A" (the "Schedule") to the Investment and Restructuring Agreement); or (ii) any earn in of capital of Glamiox Beteiligungsverwaltungs GmbH being effected pursuant to Sections 2.2 and 2.3 of the Schedule prior to the termination of the Target Period (as such term is defined in the Schedule).

Power of Attorney attached in notarized form.